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                                                                  EXHIBIT 99.192



                                                 May 14, 1997

Mr. William J. Heller
Sr. Vice President
Edison International
2244 Walnut Grove Avenue
Rosemead, California 91770

Dear Mr. Heller:

Per your request, attached is a proposal for producing a computerized analysis system to assist Edison International's bidding process and associated supply and demand decisions. The simulation software considers the financial impacts of PX/ISO protocols and commission rulings on Edison International in the face of aggressive tactics from competitors. The system can simultaneously determine real-time and longer-term bidding and operational strategies that maximize Edison International's profitability in the new PX/ISO environment after January 1997. The system directly accommodates the noise, uncertainty, and possibly hidden patterns of behavior in the PX/ISO operations as they relate to Edison International operations.

To my knowledge, I have assembled the only team capable of providing you with a valid system. Perot Systems Consulting is more knowledgeable than anyone about ISO/PX protocols and operation as it relates to your needs. Systematic Solutions, Inc. has the longest as well as the most successful (and validated) experience simulating the dynamics of deregulation. Policy Assessment Corporation has direct multi-national experience in deregulation dynamics and competitive behavior under changing regulator conditions.

I believe you will find that the timely but phased approach to the project insures that the system performs as claimed and that the capabilities of the system insure increased profitability for Edison International.

Hemant Lall and I look forward to meeting with you at 11:00 AM on May 23rd to discuss the detailed features of the system. Thank you for providing this opportunity to work with Edison International.

Sincerely,




Dr. George Backus
President